UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2008

BJ’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7755 Center Avenue, Suite 300

Huntington Beach, CA 92647

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 500-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On March 18, 2008, BJ’s Restaurants, Inc. (the “Company”) amended its Loan Agreement dated October 17, 2007, with Bank of America, N.A. (“BofA”) pursuant to which the Company increased its unsecured revolving line of credit with Bank of America to $45,000,000 (the “Amended Line of Credit”). While the Company is not obligated to utilize the Amended Line of Credit, it is expected that the Amended Line of Credit will be used primarily for general corporate purposes, including the development of new restaurants, and the issuance of letters of credit in connection with the Company’s insurance programs.

The Borrowings under the Amended Line of Credit bear interest at BofA’s Prime Rate or a rate ranging from LIBOR plus 0.875% to LIBOR plus 1.625% based upon the Company’s Lease Adjusted Leverage Ratio as defined in the original line of credit agreement. Pursuant to the Amended Line of Credit, the Company will be required to pay certain customary fees and expenses associated with maintenance and use of the Amended Line of Credit including letter of credit issuance fees and unused commitment fees. Interest on the Amended Line of Credit is payable quarterly and the Amended Line of Credit expires, and all borrowings thereunder must be repaid on or before, September 30, 2012.

The Amended Line of Credit contains certain representations and warranties, affirmative and negative covenants and events of default that are customary for credit arrangements of this type, including covenants which restrict the Company’s ability to, among other things, create liens, borrow money (other than purchase money indebtedness and trade credit, lease obligations incurred in the ordinary course, and similar ordinary course liabilities) and engage in mergers, consolidations, significant asset sales and certain other transactions as defined in the original line of credit agreement. The Company also agreed to maintain specified fixed charge coverage and overall debt ratios.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the description contained in Item 1.01 above which is incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ’S RESTAURANTS, INC.

Date: March 18, 2008	By:	/s/ Gerald W. Deitchle
Gerald W. Deitchle,
Chief Executive Officer, President and Director

	By:	/s/ Gregory S. Levin
Gregory S. Levin, Chief Financial Officer